Exhibit 99.1

NEWS

CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. ANNOUNCES KEY ADDITIONS AND THE

OPENING OF A LOAN PRODUCTION OFFICE

HOPKINSVILLE, Ky. (September 8, 2014) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”), the holding company for Heritage Bank USA, Inc. (the “Bank”), announces that the Bank will open a loan production office at 3200 West End Avenue, Suite 500, Nashville, Tennessee. In addition, the Bank has hired two new senior commercial loan officers with extensive experience in the Nashville, Tennessee market to lead the Bank’s efforts in one of the most vibrant markets in the country.

Sam Usmani began his banking career at US Bank in Minneapolis, Minnesota in 1987. Moving to Nashville in 1996, Mr. Usmani spent eight years at First Tennessee Bank and nine years at Fifth Third Bank as both a retail service manager and commercial loan officer. Mr. Usmani’s successful career has been built on meeting the needs of small and medium sized businesses with a focus on owner occupied commercial real estate and commercial and industrial lending. Mr. Usmani has a BA in Business Administration from the University of Saint Thomas in St. Paul, Minnesota, and an MBA from Phoenix University.

Miles Callahan began his career at Compass Bank (now BBVA Compass) in Birmingham, Alabama, in 2003 as a small business banking specialist. Miles spent six years with Compass before moving to Nashville in 2009 to work for First Tennessee Bank and US Bank. At both banks, Mr. Callahan found success as a business relationship manager, meeting the lending, treasury, and advisory needs of small and medium sized businesses. Mr. Callahan previously served with the Williamson County Community Housing Partnership on its Business Banking Advisory Board. Mr. Callahan graduated from Brevard College in North Carolina with BA in Business Administration in 2003.

In discussing the additions of Messer’s Usmani and Callahan to the Heritage Bank team, John Peck, President and CEO of the Bank and the Company stated, “We are excited to open a loan production office with Sam and Miles, who bring a high level of experience in the Nashville market. They are proven, highly successful bankers and we are looking forward to the contributions both will make to Heritage Bank. Heritage Bank will continue to seek additional experienced bankers possessing a history of providing high quality service to small businesses in the greater Nashville area. We view the opening of our loan production office to be a first step in a long-term growth strategy for enhancing our banking footprint throughout the Nashville Metropolitan area.”

The Company

Prior to June 5, 2013, HopFed Bancorp, Inc. was a federally chartered savings and loan holding company with Heritage Bank as its wholly owned thrift subsidiary. On June 5, 2013, Heritage Bank’s legal name was changed to Heritage Bank USA, Inc., and its charter was converted to a Kentucky state chartered commercial bank with the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation as its regulators. Also on June 5, 2013, HopFed Bancorp, Inc. became a non-member federally chartered commercial bank holding company regulated by the Federal Reserve Board. HopFed Bancorp, Inc. is the holding company for Heritage Bank USA, Inc. headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee and will open a loan production office in Nashville, Tennessee.

The Company has two additional operating divisions including Heritage Wealth Management of Murray, Kentucky, Hopkinsville, Kentucky, and Clarksville, Tennessee, which offers a broad line of financial services. Heritage Mortgage Services of Clarksville, Tennessee, offers long term fixed rate 1- 4 family mortgages loans that are originated for the secondary market in all communities in the Company’s general market area. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank USA, Inc. may be found on its website www.bankwithheritage.com.

Forward-Looking Information

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.